EXHIBIT 99.1

News Release

March 4, 2009
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Cash Dividend

Sparta, Michigan - On February 26, 2009, the Board of Directors of ChoiceOne Financial Services, Inc. declared a cash dividend on the Corporation's common stock. The cash dividend of $.12 per share was declared payable to shareholders of record as of March 13, 2009. The cash dividend will be paid on March 31, 2009.

The cash dividend declared for the first quarter of 2009 represents a $.05 per share decrease from the dividend paid in the fourth quarter of 2008. James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., stated "it was an extremely difficult decision to reduce the dividend to our shareholders. In our evaluation of the payment of our quarterly dividend, we reviewed our expected future earnings, our capital needs, and the continuing economic challenges faced in our market areas that will have an impact on our ongoing credit costs. Continued uncertainty regarding the Michigan economy, the national economy, and the credit markets convinced us that it would be prudent to reduce our dividend from the previous level. We believe that retaining a greater level of earnings to strengthen our balance sheet is imperative to insure that ChoiceOne is successful in the future." ChoiceOne satisfied the regulatory requirements to be considered "well capitalized" as of the end of 2008.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in various counties in Western Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.